Exhibit 4.93













                                 CREDIT AGREEMENT

                         dated as of September __, 1998

                                      among

                       MECHANICAL TECHNOLOGY, INCORPORATED

                                      and

                          KEYBANK NATIONAL ASSOCIATION

                              TABLE OF CONTENTS

                                                                           Page

SECTION 1 DEFINITIONS                                                         1
          1.1       Definitions                                               1
          1.2       Other Interpretive Provisions                             7

SECTION 2	COMMITMENTS OF THE BANK BORROWING AND
CONVERSION PROCEDURES                                                         8
          2.1       Commitment                                                8
          2.3       Letter of Credit Procedures                               9
          2.4       Certain Conditions                                        9

SECTION 3 NOTE EVIDENCING LOANS                                              10
          3.1       Note                                                     10
          3.2       Recordkeeping                                            10

SECTION 4 INTEREST                                                           10
          4.2       Interest Payment Dates                                   10
          4.3       Setting and Notice of LIBOR Rate                         10
          4.4       Computation of Interest Rate for Prime Rate Loans        11

SECTION 5 FEES                                                               11
          5.1       Letter of Credit Fees                                    11

SECTION 6	REDUCTION AND TERMINATION OF THE COMMITMENT;
PREPAYMENTS                                                                  11
          6.1       Reduction or Termination of the Commitment               11
          6.2       Voluntary Prepayments                                    11

SECTION 7 MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES                    11
          7.1       Making of Payments                                       11
          7.2       Application of Certain Payments                          11
          7.3       Due Date Extension                                       12
          7.4       Setoff                                                   12
          7.5       Taxes                                                    12

SECTION 8 WARRANTIES                                                         13
          8.1       Organization, etc.                                       13
          8.2       Authorization; No Conflict                               13
          8.3       Validity and Binding Nature                              13
          8.4       Financial Condition                                      13
          8.5       No Material Change                                       13
          8.7       Ownership of Properties; Liens                           14
          8.8       Subsidiaries                                             14
          8.9       Pension and Welfare Plans                                14
          8.11      Public Utility Holding Company Act                       15
          8.12      Regulation U                                             15
          8.13      Taxes                                                    15
          8.14      Solvency, etc.                                           15
          8.15      Environmental Matters                                    15
          8.16      Year 2000 Problem                                        16
          8.17      Copyrights, Patents, Trademarks and Licenses, etc.       16
          8.18      Transactions with Affiliates                             17
          8.19      Information                                              17

SECTION 9	COVENANTS	 17
          9.1       Reports, Certificates and Other Information              17
          9.2       Books, Records and Inspections                           19
          9.3       Insurance                                                20
          9.4       Compliance with Laws; Payment of Taxes and Liabilities   20
          9.5       Maintenance of Existence, etc.                           20
          9.6       Financial Covenants                                      20
          9.8       Liens                                                    21
          9.9       Mergers, Consolidations, Sales                           22
          9.10      Modification of Organizational Documents                 22
          9.11      Use of Proceeds                                          22
          9.13      Transactions with Affiliates                             23
          9.14      Employee Benefit Plans                                   23
          9.15      Environmental Matters                                    23
          9.16      Unconditional Purchase Obligations                       23
          9.17      Inconsistent Agreements                                  23
          9.18      Advances and Other Investments                           23
          9.19      Maintenance of Property                                  24
          9.20      Performance of Obligations                               24

SECTION 10          EFFECTIVENESS; CONDITIONS OF LENDING, ETC                24
          10.1      Initial Credit Extensions                                24
          10.2      Conditions                                               25

SECTION 11          EVENTS OF DEFAULT AND THEIR EFFECT                       26
          11.1      Events of Default                                        26
          11.2      Effect of Event of Default                               28

SECTION 12          GENERAL                                                  29
          12.1      Waiver; Amendments                                       29
          12.2      Confirmations                                            29
          12.3      Notices                                                  29
          12.4      Computations                                             29
          12.5      Regulation U                                             30
          12.6      Costs, Expenses and Taxes                                30
          12.7      Subsidiary References                                    30
          12.8      Captions                                                 30
          12.9      Governing Law                                            30
          12.10     Counterparts                                             30
          12.11     Successors and Assigns                                   31
          12.12     Indemnification by the Borrower                          31
          12.13     Forum Selection and Consent to Jurisdiction              31
          12.14     Waiver of Jury Trial                                     32

                                   CREDIT AGREEMENT



          This CREDIT AGREEMENT, dated as of September 22, 1998 (this "Agreement"), is entered into between MECHANICAL TECHNOLOGY INCORPORATED, a New York corporation (the "Borrower") and KEYBANK NATIONAL ASSOCIATION (the "Bank").

	In consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

	SECTION 1	DEFINITIONS.

	1.1	Definitions.  When used herein the following terms shall
have the following meanings:

	Acceptable Accounts means any account receivable of Borrower aged less than ninety (90) days.

	Affiliate of any Person means (i) any other Person which, directly or indirectly, controls or iscontrolled by or is under common control with such Person and (ii) any officer or director of such Person.

	Agreement __ see the Preamble.

	Bank __ see the Preamble.

	Borrower - see the Preamble.

	Business Day means any day on which the Bank is open for commercial banking business in Albany, New York.

	Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Borrower, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed within three months (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or
(ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

	Capital Lease means, with respect to any Person, any lease of (or other agreement conveying the right to use) any real or personal property by such Person that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of such Person.

	CERCLA __ see Section 8.15.

	Code means the Internal Revenue Code of 1986, as amended.

	Collateral Documents means the Security Agreement and any other agreement pursuant to which the Borrower or any Guarantor grant collateral to the Bank.

	Commitment means the Bank's commitment to make Loans up to the Commitment Amount.

	Commitment Amount -- see Section 2.1.1.

	Computation Period means each period of four consecutive Fiscal Quarters ending on the last day of a Fiscal Quarter.

	Contingent Payment means any payment that has been (or is required to be) made by the Borrower or any Subsidiary in connection with the achievement any particular business goal (excluding (i) employee compensation and bonuses in the ordinary course of business and (ii) periodic, variable payments based upon performance-related criteria, such as revenues or earnings).

	A Contingent Payment shall be deemed to be any payment which is contingent under GAAP and must be accrued against by Borrower.

	Controlled Group means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414 of the Code or
Section 4001 of ERISA.

	Debt of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) all obligations of such Person as lessee under Capital Leases which have been or should be recorded as liabilities on a balance sheet of such Person, (c) all obligations of such Person to pay the deferred purchase price of property or services (including Contingent Payments but excluding trade accounts payable in the ordinary course of business), (d) all indebtedness secured by a Lien on the property of such Person, whether or not such indebtedness shall have been assumed by such Person (it being understood that if such Person has not assumed or otherwise become personally liable for any such indebtedness, the amount of the Debt of such Person in connection therewith shall be limited to the lesser of the face amount of such indebtedness or the fair market value of all property of such Person securing such indebtedness), (e) all obligations, contingent or otherwise, with respect to the face amount of all letters of credit (whether or not drawn) and banker's acceptances issued for the account of such Person, (f) all Suretyship Liabilities of such Person. Notwithstanding the foregoing, obligations will not be counted twice in calculating Debt hereunder.

	Disposal __ see the definition of "Release".

	Dollar and the sign "$" mean lawful money of the United States of America.

	Effective Date __ see Section 10.1.

	Environmental Claims means all claims, however asserted, by any governmental, regulatory or judicial authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.

	Environmental Laws means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any governmental authority, in each case relating to environmental matters.

	ERISA means the Employee Retirement Income Security Act of 1974. References to sections of ERISA also refer to any successor sections.

	Event of Default means any of the events described in Section 11.1.

	Financial Letter of Credit means any Letter of Credit determined by the Bank to be a "financial guaranty-type Standby Letter of Credit" as defined in footnote 13 to Appendix A to the Risk Based Capital Guidelines issued by the Comptroller of the Currency (or in any successor regulation, guideline or ruling by any applicable banking regulatory authority).

	Fiscal Quarter means a fiscal quarter of a Fiscal Year.

	Fiscal Year means the fiscal year of the Borrower and its Subsidiaries, which period shall be the 12-month period ending on September 30 of each year. References to a Fiscal Year with a number corresponding to any calendar year (e.g., "Fiscal Year 1998") refer to the Fiscal Year ending on September 30 of such calendar year.

	Fixed Charges means scheduled current maturities of long term Debt (including payments on Capital Leases) determined in accordance with GAAP plus interest expense plus operating lease expense plus non-financed Capital Expenditures.

	Fixed Charges Coverage Ratio means the ratio of Operating Cash Flow to Fixed Charges.

	GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

	Guarantor means, on any day, each Subsidiary that has executed a counterpart of the Guaranty on or prior to that day (or is required to execute a counterpart of the Guaranty on that day).

	Guaranty means a guaranty substantially in the form of Exhibit A.

	Hazardous Substances __ see Section 8.15.

	Interest Expense means for any period the consolidated interest expense of the Borrower and its Subsidiaries for such period (including all imputed interest on Capital Leases and before giving effect to any capitalization of interest but excluding amortization of deferred financing costs).

	Investment means, relative to any Person, (a) any loan or advance made by such Person to any other Person (excluding any commission, travel or similar advances made to directors, officers and employees of the Borrower or any of its Subsidiaries), (b) any Suretyship Liability of such Person, (c) any ownership or similar interest held by such Person in any other Person and (d) deposits and the like relating to prospective acquisitions of businesses.

	L/C Application means, with respect to any request for the issuance of a Letter of Credit, a letter of credit application in the form being used by the Bank at the time of such request for the type of Letter of Credit requested.

	Letter of Credit means a Financial Letter of Credit or a Non-Financial Letter of Credit.

	Letter of Credit Fee -- see Section 5.1.

	Leverage Ratio means the ratio of Total Liabilities to Tangible Net
Worth.

	LIBOR means the rate designated as the one month rate under the heading "LONDON INTERBANK OFFERED RATES" in the "Money Rate" column as published in The Wall Street Journal.

	LIBOR Loan means any Loan which bears interest at a rate determined by reference to the LIBOR Rate.

	LIBOR Rate means LIBOR plus the applicable LIBOR Rate Margin.

	LIBOR Rate Margin __ see Schedule 1.1.

	Lien means, with respect to any Person, any interest granted by such Person in any real or personal property, asset or other right owned or being purchased or acquired by such Person which secures payment or performance of any obligation and shall include any mortgage, lien, encumbrance, charge or other security interest of any kind, whether arising by contract, as a matter of law, by judicial process or otherwise.

	Loan Documents means this Agreement, the Note, the Guaranty and the Collateral Documents.

	Loans __ see Section 2.1.1.

	Margin Stock means any "margin stock" as defined in Regulation U of the Board of Governors of the Federal Reserve System.

	Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the financial condition, operations, assets, business, properties or prospects of either of the Borrower or their Subsidiaries taken as a whole, or (b) a material adverse effect upon any substantial portion of the collateral under the Collateral Documents or upon the legality, validity, binding effect or enforceability against the Borrower or any Guarantor of any Loan Document.

	Multiemployer Pension Plan means a multiemployer plan, as such term is defined in Section 4001(a)(3) of ERISA, and to which the Borrower or any member of the Controlled Group may have any liability.

	Non-Financial Letter of Credit means any Letter of Credit other than a Financial Letter of Credit.

	Note __ see Section 3.1.

	Operating Cash Flow means net income after taxes and exclusive of (i) extraordinary gains/losses, (ii) gains/losses on discontinued operations (iii) gains/losses on asset sales plus depreciation, plus amortization, plus interest expense plus lease expense less dividends and distributions and less advances of any kind to Plug Power except for advances funded by grants or equity offerings or funded through the Loans advanced hereunder and (iv) the impact of any profit or loss recognized or realized by Borrower from its investment/interest in Plug Power.

	Operating Lease means any lease of (or other agreement conveying the right to use) any real or personal property by the Borrower or any Subsidiary, as lessee, other than any Capital Lease.

	PBGC means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

	Pension Plan means a "pension plan", as such term is defined in
Section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a Multiemployer Pension Plan), and to which the Borrower or any member of the Controlled Group may have any liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.

	Person means any natural person, corporation, partnership, trust, limited liability company, association, governmental authority or unit, or any other entity, whether acting in an individual, fiduciary or other capacity.

	Plug Power means Plug Power LLC.

	Prime Rate means, for any day, the rate of interest in effect for such day as publicly announced from time to time by the Bank as its "prime rate." (The "prime rate" is a rate set by the Bank based upon various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the prime rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

	Prime Rate Loan means any Loan which bears interest at or by reference to the Prime Rate.

	RCRA __ see Section 8.15.

	Release has the meaning specified in CERCLA and the term "Disposal" (or "Disposed") has the meaning specified in RCRA; provided that in the event either CERCLA or RCRA is amended so as to broaden the meaning of any term defined thereby, such broader meaning shall apply as of the effective date of such amendment; and provided, further, that to the extent that the laws of a state wherein any affected property lies establish a meaning for "Release" or "Disposal" which is broader than is specified in either CERCLA or RCRA, such broader meaning shall apply.

	Rental Expense means for any period the consolidated rental expense of the Borrower and its Subsidiaries for such period.

	SEC means the Securities and Exchange Commission.

	Security Agreement means a Security Agreement substantially in the form of Exhibit B-1.

	Senior Debt means all Debt of the Borrower and its Subsidiaries other than Subordinated Debt.

	Subordinated Debt means any indebtedness of the Borrower and its Subsidiaries which has subordination terms, covenants, pricing and other terms applicable to such indebtedness which has been approved by the Bank.

	Subsidiary means, with respect to any Person, a corporation of which such Person and/or its other Subsidiaries own, directly or indirectly, an interest of at least 25% (whether by share holding, partnership interests or otherwise) but as to the Borrower, Plug Power shall not be considered a Subsidiary.

	Suretyship Liability means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to or otherwise to invest in a debtor, or otherwise to assure a creditor against loss) any indebtedness, obligation or other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person's obligation in respect of any Suretyship Liability shall (subject to any limitation set forth therein) be deemed to be the principal amount of the debt, obligation or other liability supported thereby.

	Tangible Net Worth means tangible net worth as determined in accordance with GAAP.

	Termination Date means the earlier to occur of (a) January 31, 2000, or such later date to which the Termination Date may be extended at the request of the Borrower and with the consent of the Bank or (b) such other date on which the Commitment shall terminate pursuant to Section 6 or Section 11.

	Total Liabilities means total liabilities as determined in accordance with GAAP.

	Type of Loan __ see Section 2.2.1.

	Unmatured Event of Default means any event that, if it continues uncured, will, with lapse of time or notice or both, constitute an Event of Default.

	Welfare Plan means a "welfare plan", as such term is defined in
Section 3(i) of ERISA.

	1.2	Other Interpretive Provisions.  (a) The meanings of defined
terms are equally applicable to the singular and plural forms of the defined terms.

                    (b) Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                    (c)   (i)    The term "including" is not limiting and means
          "including without limitation."

                          (ii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

                    (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such statute or regulation.

                    (e) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

                    (f) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Borrower, the Bank and the other parties thereto and are the products of all parties. Accordingly, they shall not be construed against the Bank merely because of the Bank's involvement in their preparation.


                    SECTION 2 COMMITMENTS OF THE BANK BORROWING AND
                               CONVERSION PROCEDURES.

	2.1	Commitment.  On and subject to the terms and conditions of
this Agreement, the Bank agrees to make Loans to and issue Letters of Credit for the account of the Borrower as follows:

	2.1.1	Loan Commitment.  The Bank will make loans ("Loans") on a
revolving basis from time to time before the Termination Date provided that the sum of (i) the aggregate outstanding principal amount of all Loans plus
(ii) the aggregate stated amount of all Letters of Credit shall not at any time exceed $4,000,000.00 (the "Commitment Amount").

	2.1.2	L/C Commitment.  The Bank will issue Letters of Credit in
each case containing such terms and conditions as are permitted by this Agreement and as are reasonably satisfactory to the Bank, at the request of and for the account of the Borrower from time to time provided that any Letter of Credit to be issued shall terminate on or before the Termination Date.

	2.2	Loan Procedures.

	2.2.1	Various Types of Loans.  Each Loan shall be either a Prime
Rate Loan or a LIBOR Loan, as the Borrower shall specify in the related notice of borrowing or conversion pursuant to Section 2.2.2 or 2.2.3, the form of which is annexed hereto as Exhibit C. Prime Rate Loans and LIBOR Loans may be outstanding at the same time, provided that the aggregate principal amount of each LIBOR Loan shall at all times be at least $250,000 and an integral multiple of $100,000.

	2.2.2	Borrowing Procedures.  The Borrower shall give written
notice or telephonic notice (followed immediately by written confirmation thereof) to the Bank of each proposed Loan not later than (a) in the case of a Prime Rate Loan, 10:00 A.M., Albany time, on the proposed date of such Loan, and (b) in the case of a LIBOR Loan, 10:00 A.M., Albany time, two (2) Business Days prior to the proposed date of such Loan. Each such notice shall be effective upon receipt by the Bank, shall be irrevocable, and shall specify the date, amount and type of Loan. So long as the conditions precedent set forth in
Section 10 with respect to such Loan have been satisfied and there has been no default in the payment of any principal, interest or fees to be paid under any of the Loan Documents, the Bank shall pay over the requested amount to the Borrower on the requested Loan date. Each Loan shall be funded on a Business Day.

	2.2.3	Procedures for Conversion of Type of Loan.  Subject to the
provisions of Section 2.2.1, the Borrower may convert all or any part of any outstanding Loan into a Loan of a different type by giving written notice or telephonic notice (followed immediately by written confirmation thereof) to the Bank not later than (a) in the case of conversion into a Prime Rate Loan, 10:00 A.M., Albany time, on the proposed date of such conversion, and (b) in the case of a conversion into a LIBOR Loan, 10:00 A.M., Albany time, at least two
(2) Business Days prior to the proposed date of such conversion. Each properly given notice shall be effective on the proposed date of such conversion, shall be irrevocable, and shall specify the date and amount of such conversion, the Loan to be so converted and the type of Loan into which the Loan should be converted. Subject to Section 2.4, such Loan shall be so converted on the requested date of conversion. Each conversion shall be on a Business Day.

	2.3	Letter of Credit Procedures.

	2.3.1	L/C Applications.  The Borrower shall give notice to the
Bank of the proposed issuance of each Letter of Credit on a Business Day which is at least three Business Days (or such lesser number of days as the Bank shall agree in any particular instance) prior to the proposed date of issuance of such Letter of Credit. Each such notice shall be accompanied by an L/C Application, duly executed by the Borrower and in all respects satisfactory to the Bank, together with such other documentation as the Bank may request in support thereof, it being understood that each L/C Application shall specify, among other things, the date on which the proposed Letter of Credit is to be issued, the expiration date of such Letter of Credit (which shall not be later than the Termination Date) and whether such Letter of Credit is to be transferable in whole or in part. So long as the Bank has not received written notice that the conditions precedent set forth in Section 10 with respect to the issuance of such Letter of Credit have not been satisfied, the Bank shall issue such Letter of Credit on the requested issuance date.

	2.3.2	Reimbursement Obligations.  The Borrower hereby
unconditionally and irrevocably agrees to reimburse the Bank for each payment or disbursement made by the Bank under any Letter of Credit honoring any demand for payment made by the beneficiary thereunder, in each case on the date that such payment or disbursement is made. Any amount not reimbursed on the date of such payment or disbursement shall bear interest from the date of such payment or disbursement to the date that the Bank is reimbursed by the Borrower therefor, payable on demand, at a rate per annum equal to the Prime Rate from time to time in effect from time to time in effect plus, beginning on the third Business Day after receipt of notice from the Bank of such payment or disbursement, two (2%) percent. The Bank shall notify the Borrower whenever any demand for payment is made under any Letter of Credit by the beneficiary thereunder; provided, however, that the failure of the Bank to so notify the Borrower shall not affect the rights of the Bank in any manner whatsoever.

	2.3.3	Limitation on Obligations of the Bank.  In determining
whether to pay under any Letter of Credit, the Bank shall have no obligation to the Borrower other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Bank under or in connection with any Letter of Credit, if taken or omitted in the absence of gross negligence and willful misconduct, shall not impose upon the Bank any liability to the Borrower and shall not reduce or impair the Borrower's reimbursement obligations set forth in Section 2.3.2.

	2.4	Certain Conditions.  Notwithstanding any other provision of this
        Agreement, the Bank shall have no obligation to make any Loan, or to permit the continuation of or any conversion into any other Type of Loan or to issue any Letter of Credit if an Event of Default or Unmatured Event of Default (relating to those Events of Default set forth at Sections 11.1.1, 11.1.4, 11.1.5, 11.1.6, 11.1.9 or 11.1.10 exists).


	SECTION 3	NOTE EVIDENCING LOANS.

	3.1	Note.  The Loans shall be evidenced by a promissory note (the
"Note") substantially in the form set forth in Exhibit C, with appropriate insertions, payable to the order of the Bank in an amount equal to the Commitment Amount.

        3.2 Recordkeeping. The Bank shall record in its records the date and amount of each Loan made by the Bank and each repayment or conversion thereof. The aggregate unpaid principal amount so recorded shall be rebuttable presumptive evidence of the principal amount owing and unpaid on such Note. The failure to so record any such amount or any error in so recording any such amount shall not, however, limit or otherwise affect the obligations of the Borrower hereunder or under the Note to repay the principal amount of the Loans evidenced by such Note together with all interest accruing thereon.


	SECTION 4	INTEREST.

	4.1	Interest Rates.  The Borrower promises to pay interest on
the unpaid principal amount of each Loan for the period commencing on the date of such Loan until such Loan is paid in full as follows:

                    (a) at all times while such Loan is a Prime Rate Loan, at a rate per annum equal to the sum of the Prime Rate from time to time in effect; and

                    (b) at all times while such Loan is a LIBOR Loan, at a rate per annum equal to the sum of the applicable LIBOR plus the LIBOR Rate Margin from time to time in effect;

provided, however, that at any time an Event of Default exists, the interest rate applicable to each Loan (be it a Prime Rate Loan or LIBOR Loan) may, at the option of the Bank, be increased up to a rate equal to the Prime Rate plus 2% (200 basis points) per annum.

	4.2	Interest Payment Dates.  Accrued interest on each Loan
shall be payable in arrears on the first Business Day of each calendar month and at maturity. After maturity, accrued interest on all Loans shall be payable on demand.

	4.3	Setting and Notice of LIBOR Rate.  The applicable LIBOR
Rate for each LIBOR Rate Loan shall be determined by the Bank, as of the date said LIBOR Loan is advanced based upon LIBOR in effect on said date and as set, shall remain in effect for one month and shall be adjusted to reflect any change in LIBOR in effect on each successive anniversary of the date that the LIBOR Loan was advanced, provided that if the anniversary date of said advance does not exist in any subsequent month, the LIBOR Rate will be adjusted on the last day of any said month and provided further that if the anniversary date is not a date on which The Wall Street Journal is published, the change in the LIBOR

Rate shall be based upon LIBOR on the first date immediately prior to the anniversary date that it is published. Each determination of the applicable LIBOR Rate shall be conclusive and binding upon the parties hereto, in the absence of demonstrable error. The Bank shall, upon written request of the Borrower, deliver to the Borrower a statement showing the computations used by the Bank in determining any applicable LIBOR Rate hereunder.

	4.4	Computation of Interest Rate for Prime Rate Loans.  All
determinations of interest for Prime Rate Loans shall be computed for the actual number of days elapsed on the basis of a year of 360 days. The applicable interest rate for each Prime Rate Loan shall change simultaneously with each change in the Prime Rate.


	SECTION 5	FEES.

	5.1	Letter of Credit Fees.  The Borrower agrees to pay to the
Bank a letter of credit fee (each a "Letter of Credit Fee") for each Letter of Credit in an amount equal to the rate per annum in effect from time to time pursuant to the Bank's then-current letter of credit fee schedule. Such Letter of Credit Fee shall be payable in advance on the first Business Day of each calendar quarter and on the date of issuance of each Letter of Credit.

	SECTION 6	REDUCTION AND TERMINATION OF THE COMMITMENT;
                    PREPAYMENTS.

	6.1	Reduction or Termination of the Commitment.  The Borrower
may from time to time on at least five Business Days' prior written notice received by the Bank permanently reduce the Commitment Amount to an amount not less than the sum of the aggregate unpaid principal amount of the Loans. The Borrower may at any time on like notice terminate the Commitment upon payment in full of all Loans and all other obligations of the Borrower hereunder or under any other Loan Documents.

	6.2	Voluntary Prepayments.  The Borrower may from time to time
prepay the Loans in whole or in part, provided that (a) the Borrower shall give the Bank notice thereof not later than 10:00 A.M., Albany time, on the day of such prepayment (which shall be a Business Day) specifying the Loans to be prepaid and the date and amount of prepayment and (b) each partial prepayment shall, in the case of a LIBOR Loan, be in a principal amount of at least $250,000 and an integral multiple thereof.


	SECTION 7	MAKING AND PRORATION OF PAYMENTS; SETOFF; TAXES.

	7.1	Making of Payments.  All payments of principal of or
interest on the Note shall be made by the Borrower to the Bank in immediately available funds at the office specified by the Bank not later than noon, Albany time, on the date due; and funds received after that hour shall be deemed to have been received by the Bank on the next following Business Day.

	7.2	Application of Certain Payments.  Each payment of principal
shall be applied to such Loans as the Borrower shall direct by notice to be received by the Bank on or before the date of such payment or, in the absence of such notice, as the Bank shall determine in its reasonable discretion.

	7.3	Due Date Extension.  If any payment of principal or interest with respect to any of the Notes, falls due on a day which is not a Business Day, then such due date shall be extended to the immediately following Business

Day and, in the case of principal, additional interest shall accrue and be payable for the period of any such extension.

	7.4	Setoff.  The Borrower agrees that the Bank has all rights of set-off and bankers' lien provided by applicable law, and in addition thereto, the Borrower agrees that at any time any Event of Default exists, the Bank may apply to the payment of any obligations of the Borrower hereunder, whether or not then due, any and all balances, credits, deposits, accounts or moneys of the Borrower then or thereafter with the Bank.

	7.5	Taxes.  All payments of principal of, and interest on, the
Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, but excluding franchise taxes and taxes imposed on or measured by the Bank's net income or receipts (all non-excluded items being called "Taxes"). If any withholding or deduction from any payment to be made by the Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, then the Borrower will:

                    (a) pay directly to the relevant authority the full amount required to be so withheld or deducted;

                    (b) promptly forward to the Bank an official receipt or other documentation satisfactory to the Bank evidencing such payment to such authority; and

                    (c) pay to the Bank such additional amount or amounts as is necessary to ensure that the net amount actually received by the Bank will equal the full amount the Bank would have received had no such withholding or deduction been required.

Moreover, if any Taxes are directly asserted against the Bank with respect to any payment received by the Bank hereunder, the Bank may pay such Taxes and the Borrower will promptly pay such additional amounts (including any penalty, interest and expense) as is necessary in order that the net amount received by such Person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such Person would have received had such Taxes not been asserted.

	If the Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Bank, the required receipts or other required documentary evidence, the Borrower shall indemnify the Bank for any incremental Taxes, interest or penalties that may become payable by the Bank as a result of any such failure.

	SECTION 8	WARRANTIES.

	To induce the Bank to enter into this Agreement and to induce the Bank to make Loans and hereunder, the Borrower warrants to the Bank that:

	8.1	Organization, etc.  Borrower is a corporation duly
organized, validly existing and in good standing under the laws of the State of New York; each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation; and the Borrower and each Subsidiary is duly qualified to do business in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect) and has full power and authority to own its property and conduct its business as presently conducted by it.

	8.2	Authorization; No Conflict.  The execution and delivery by
the Borrower of this Agreement and each other Loan Document to which it is a party, the borrowings hereunder and the performance by the Borrower of its obligations under each Loan Document to which it is a party are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action on the part of the Borrower (including any necessary shareholder action), have received all necessary governmental approval (if any shall be required), and do not and will not (a) violate any provision of law or any order, decree or judgment of any court or other government agency which is binding on the Borrower, (b) contravene or conflict with, or result in a breach of, any provision of the Certificate of Incorporation, By-Laws or other organizational documents of the Borrower or of any agreement, indenture, instrument or other document which is binding on the Borrower or any Subsidiary or (c) result in, or require, the creation or imposition of any Lien on any property of the Borrower or any Subsidiary (other than Liens arising under the Loan Documents).

	8.3	Validity and Binding Nature.  Each of this Agreement and
each other Loan Document to which the Borrower is a party is the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms.

	8.4	Financial Condition.  The financial statements of the
Borrower which have been furnished to the Bank:

                          (i) were prepared in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and to customary year-end audit adjustments); and

                          (ii) fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates thereof and the results of operations for the periods covered thereby.

	8.5	No Material Change.  Since the date of the statements
referenced at Section 8.4 above, there has been no material change in the financial condition, operations, assets, business or properties of the Borrower and its Subsidiaries taken as a whole, except as disclosed to the Bank in writing.

	8.6	Litigation and Contingent Liabilities.  No litigation
(including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding is pending or, to the Borrower's knowledge, threatened against the Borrower or any Subsidiary which might reasonably be expected to have a Material Adverse Effect.

	8.7	Ownership of Properties; Liens.  The Borrower and each
Subsidiary owns good and marketable title to all of its properties and assets, real and personal, tangible and intangible, of any nature whatsoever (including patents, trademarks, trade names, service marks and copyrights), free and clear of all Liens, charges and material claims (including material infringement claims with respect to patents, trademarks, copyrights and the like) except as permitted pursuant to Section 9.8.

	8.8	Subsidiaries.  The Borrower has no Subsidiaries except those listed in Schedule 8.8.

	8.9	Pension and Welfare Plans.  (a) During the twelve-
consecutive-month period prior to the date of the execution and delivery of this Agreement or the making of any Loan hereunder, (i) no steps have been taken to terminate any Pension Plan and (ii) no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which could result in the incurrence by the Borrower of any material liability, fine or penalty. The Borrower has no contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Subtitle B of Title I of ERISA.

                    (b) All contributions (if any) have been made to any Multiemployer Pension Plan that are required to be made by the Borrower or any other member of the Controlled Group under the terms of the plan or of any collective bargaining agreement or by applicable law; neither the Borrower nor any member of the Controlled Group has withdrawn or partially withdrawn from any Multiemployer Pension Plan, incurred any withdrawal liability with respect to any such plan, received notice of any claim or demand for withdrawal liability or partial withdrawal liability from any such plan, and no condition has occurred which, if continued, might result in a withdrawal or partial withdrawal from any such plan; and neither the Borrower nor any member of the Controlled Group has received any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of any excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent.

	8.10	Investment Company Act.  Neither the Borrower nor any
Subsidiary are an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940.

	8.11	Public Utility Holding Company Act.  Neither the Borrower
nor any Subsidiary are a "holding company", or a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company", within the meaning of the Public Utility Holding Company Act of 1935.

	8.12	Regulation U. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

	8.13	Taxes.  The Borrower and each Subsidiary have filed all tax
returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

	8.14	Solvency, etc.  On the Effective Date (or, in the case of
any Person which becomes a Guarantor after the Effective Date, on the date such Person becomes a Guarantor), and immediately prior to and after each borrowing hereunder and the use of the proceeds thereof, (a) the Borrower's and the Guarantor's assets will exceed their liabilities and (b) the Borrower and the Guarantor will be solvent, will be able to pay its debts as they mature, will own property with fair saleable value greater than the amount required to pay its debts and will have capital sufficient to carry on its business as then constituted.

	8.15	Environmental Matters.

                    (a) No Violations. Except as set forth on Schedule 8.15, neither the Borrower nor any Subsidiary, nor any operator of the Borrower's or any Subsidiary's properties, is in violation, or alleged violation, of any judgment, decree, order, law, permit, license, rule or regulation pertaining to environmental matters, including those arising under the Resource Conservation and Recovery Act "RCRA"), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986 or any other Environmental Law which (i) in any single case, requires expenditures in any three-year period of $500,000 or more by the Borrower and its Subsidiaries in penalties and/or for investigative, removal or remedial actions or (ii) individually or in the aggregate otherwise might reasonably be expected to have a Material Adverse Effect.

                    (b) Notices. Except as set forth on Schedule 8.15, neither the Borrower nor any Subsidiary have received notice from any third party, including any Federal, state or local governmental authority: (a) that any one of them has been identified by the U.S. Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any hazardous waste, as defined by 42 U.S.C. 6903(5), any hazardous substance as defined by 42 U.S.C. 9601(14), any pollutant or contaminant as defined by 42 U.S.C. 9601(33) or any toxic substance, oil or hazardous material or other chemical or substance regulated by any Environmental Law, excluding household hazardous waste (all of the foregoing, "Hazardous Substances"), which any one of them has generated, transported or disposed of has been found at any site at which a Federal, state or local agency or other third party has conducted a remedial investigation, removal or other response action pursuant to any Environmental Law; (c) that the Borrower or any Subsidiary must conduct a remedial investigation, removal, response action or other activity pursuant to any Environmental Law; or (d) of any Environmental Claim.

                    (c) Handling of Hazardous Substances. Except as set forth on Schedule 8.15, (i) no portion of any real property or other assets owned, leased or operated by the Borrower or any Subsidiary has been used for the handling, processing, storage or disposal of Hazardous Substances except in accordance in all material respects with applicable Environmental Laws; and no underground tank or other underground storage receptacle for Hazardous Substances is located on such properties; (ii) in the course of any activities conducted by the Borrower, any Subsidiary or the operators of any real property owned, leased or operated by either the Borrower or any Subsidiary, no Hazardous Substances have been generated or are being used on such properties except in accordance in all material respects with applicable Environmental Laws; (iii) there have been no Releases or threatened Releases of Hazardous Substances on, upon, into or from any real property or other assets owned, leased or operated by the Borrower or any Subsidiary, which Releases singly or in the aggregate might reasonably be expected to have a material adverse effect on the value of such real property or assets; (iv) to the Borrower's actual knowledge, there have been no Releases on, upon, from or into any real property in the vicinity of any real property or other assets owned, leased or operated by either the Borrower or any Subsidiary which, through soil or groundwater contamination, may have come to be located on, and which might reasonably be expected to have a material adverse effect on the value of, any real property or other assets owned, leased or operated by either the Borrower or any Subsidiary; and (v) any Hazardous Substances generated by either the Borrower or its Subsidiaries have been transported offsite only by properly licensed carriers and delivered only to treatment or disposal facilities maintaining valid permits as required under applicable Environmental Laws, which transporters and facilities have been and are, to the best of the Borrower's knowledge, operating in compliance with such permits and applicable Environmental Laws.

                    (d) Investigations. Except as set forth on Schedule 8.15, the Borrower and their Subsidiaries have taken all reasonable steps to investigate the past and present condition and usage of any real property owned, leased or operated by either the Borrower or its Subsidiaries and the operations conducted by either the Borrower or its Subsidiaries with regard to environmental matters.

	8.16	Year 2000 Problem.  The Borrower and its Subsidiaries have
reviewed the areas within their business and operations which could be adversely affected by, and have developed or are developing a program to address on a timely basis, the "Year 2000 Problem" (that is, the risk that computer applications used by the Borrower and its Subsidiaries may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999). Based on such review and program, the Borrower reasonably believes that the "Year 2000 Problem" will not have a Material Adverse Effect.

	8.17	Copyrights, Patents, Trademarks and Licenses, etc.  The
Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses, all as set forth on
Schedule 8.17, without conflict with the rights of any other Person. No slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.

	8.18	Transactions with Affiliates.  Neither the Borrower nor any
Subsidiary have entered into or participated in any agreements or transactions of any kind with any Affiliates of the Borrower except agreements or transactions entered into in the ordinary course of business or as disclosed to the Bank.

	8.19	Information.  All information heretofore or
contemporaneously herewith furnished in writing by the Borrower or any Subsidiary to the Bank for purposes of or in connection with this Agreement and the transactions contemplated hereby is, and all written information hereafter furnished by or on behalf of the Borrower or any Subsidiary to the Bank pursuant hereto or in connection herewith will be, true and accurate in every material respect on the date as of which such information is dated or certified, and none of such information is or will be incomplete by omitting to state any material fact necessary to make such information not misleading in light of the circumstances under which made (it being recognized by the Bank that (a) any projection s and forecasts provided by the Borrower are based on good faith estimates and assumptions believed by the Borrower to be reasonable as of the date of the applicable projections or assumptions and that actual results during the period or periods covered by any such projections and forecasts may differ from projected or forecasted results and (b) any information provided by the Borrower or any Subsidiary with respect to any Person or assets acquired or to be acquired by the Borrower or any Subsidiary shall, for all periods prior to the date of such acquisition, be limited to the knowledge of the Borrower or the acquiring Subsidiary after reasonable inquiry).


	SECTION 9	COVENANTS.

	Until the expiration or termination of the Commitment and thereafter until all obligations of the Borrower hereunder and under the other Loan Documents are paid in full, the Borrower agrees that, unless at any time the Bank shall otherwise expressly consent in writing, it will:

	9.1	Reports, Certificates and Other Information.  Furnish to the
Bank:

	9.1.1	Audit Report.  Promptly when available and in any event
within 120 days after the close of each Fiscal Year: (a) a copy of the annual audit report of the Borrower and its Subsidiaries for such Fiscal Year, including therein consolidated balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and consolidated statements of earnings and cash flow of the Borrower and its Subsidiaries for such Fiscal Year in the form of the 10-K submitted by the Borrower to the SEC, certified without qualification by independent auditors of recognized standing selected by the Borrower and reasonably acceptable to the Bank and (b) consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Year and a consolidating statement of earnings for the Borrower and its Subsidiaries for such Fiscal Year, certified by the Chief Executive Officer, the Chief Financial Officer or any Vice President of the Borrower.

	9.1.2	Quarterly Reports.  Promptly when available and in any event within 45 days after the end of each Fiscal Quarter (except the last Fiscal Quarter) of each Fiscal Year, internally prepared consolidated and consolidating balance sheets of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter together with consolidated and consolidating statements of earnings and a consolidated and consolidating statement of cash flows for such Fiscal Quarter and for the period beginning with the first day of such Fiscal Year and ending on the last day of such Fiscal Quarter, certified by the Chief Executive Officer, the Chief Financial Officer or any Vice President of the Borrower.

	9.1.3	Compliance Certificates.  Contemporaneously with the
furnishing of a copy of each set of quarterly statements pursuant to Section 9.1.2, a duly completed compliance certificate in form acceptable to the Bank, dated the date of such quarterly statements and signed by the Chief Executive Officer, the Chief Financial Officer or any Vice President of the Borrower, containing a computation of each of the financial ratios and restrictions set forth in Section 9.6 and a statement to the effect that such officer has not become aware of any Event of Default or Unmatured Event of Default that has occurred and is continuing or, if there is any such event, describing it and the steps, if any, being taken to cure it.

	9.1.4	Reports to SEC and to Shareholders.  Promptly upon the
filing or sending thereof, copies of all regular, periodic or special reports of the Borrower or any Subsidiary filed with the SEC; and copies of all registration statements of the Borrower or any Subsidiary filed with the SEC; and copies of all proxy statements or other communications made to security holders generally concerning material developments in the business of the Borrower or any Subsidiary.

	9.1.5	Notice of Default, Litigation and ERISA Matters.  Promptly
upon becoming aware of any of the following, written notice describing the same and the steps being taken by the Borrower or the Subsidiary affected thereby with respect thereto:

                    (a) the occurrence of an Event of Default or an Unmatured Event of Default;

                    (b) any litigation, arbitration or governmental investigation or proceeding not previously disclosed by the Borrower to the Bank which has been instituted or, to the knowledge of the Borrower, is threatened against either the Borrower or any Subsidiary or to which any of the properties of any thereof is subject which, if adversely determined, might reasonably be expected to have a Material Adverse Effect;

                    (c) the institution of any steps by any member of the Controlled Group or any other Person to terminate any Pension Plan, or the failure of any member of the Controlled Group to make a required contribution to any Pension Plan (if such failure is sufficient to give rise to a lien under Section 302(f) of ERISA) or to any Multiemployer Pension Plan, or the taking of any action with respect to a Pension Plan which could result in the requirement that the Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan or Multiemployer Pension Plan which could result in the incurrence by any member of the Controlled Group of any material liability, fine or penalty (including any claim or demand forwithdrawal liability or partial withdrawal from any Multiemployer Pension Plan), or any material increase in the contingent liability of the Borrower with respect to any post-retirement Welfare Plan benefit, or any notice that any Multiemployer Pension Plan is in reorganization, that increased contributions may be required to avoid a reduction in plan benefits or the imposition of an excise tax, that any such plan is or has been funded at a rate less than that required under Section 412 of the Code, that any such plan is or may be terminated, or that any such plan is or may become insolvent;

                    (d) any cancellation or material change in any insurance maintained by the Borrower or any Subsidiary;

                    (e) any event (including (i) any violation of any Environmental Law or the assertion of any Environmental Claim or (ii) the enactment or effectiveness of any law, rule or regulation) which might reasonably be expected to have a Material Adverse Effect; or

                    (f) any setoff, claims, withholdings or other defenses to which any of the Collateral, or the Bank's, rights with respect to the Collateral, are subject.

	9.1.6	Subsidiaries.  Promptly upon any change in the list of its
Subsidiaries, a written report of such change.

	9.1.7	Management Reports.  Promptly upon the request of the Bank,
copies of all detailed financial and management reports submitted to the Borrower by independent auditors in connection with each annual or interim audit made by such auditors of the books of the Borrower.

	9.1.8	Budgets.  As soon as practicable and in any event within 60
days after the commencement of each Fiscal Year, divisional and consolidated budgets for the Borrower and its Subsidiaries for such Fiscal Year prepared in a manner reasonably satisfactory to the Bank.

	9.1.9	Other Information.  From time to time such other
information concerning the Borrower and its Subsidiaries as the Bank may reasonably request.

	9.2	Books, Records and Inspections.  Keep, and cause each
Subsidiary to keep, its books and records in accordance with sound business practices sufficient to allow the preparation of financial statements in accordance with GAAP; permit, and cause each Subsidiary to permit, the Bank or any representative thereof to inspect the properties and operations of the Borrower and of such Subsidiary; and permit, and cause each Subsidiary to permit, at any reasonable time and with reasonable notice (or at any time without notice if an Event of Default exists), the Bank or any representative thereof to visit any or all of its offices, to discuss its financial matters with its officers and its independent auditors (and the Borrower hereby authorizes such independent auditors to discuss such financial matters with the Bank or any representative thereof) and to examine (and, at the expense of the Borrower or the applicable Subsidiary, photocopy extracts from) any of its books or other corporate records.

	9.3	Insurance.  Maintain, and cause each Subsidiary to
maintain, with responsible insurance companies, such insurance as may be required by any law or governmental regulation or court decree or order applicable to it and such other insurance, to such extent and against such hazards and liabilities, as is customarily maintained by companies similarly situated and that is acceptable to the Bank; and, on each anniversary of the Effective Date and from time to time upon request of the Bank, furnish to the Bank a certificate setting forth in reasonable detail the nature and extent of all insurance maintained by the Borrower and its Subsidiaries.

	9.4	Compliance with Laws; Payment of Taxes and Liabilities.
(a) Comply, and cause each Subsidiary to comply, in all material respects with all applicable laws (including Environmental Laws), rules, regulations, decrees, orders, judgments, licenses and permits; and (b) pay, and cause each Subsidiary to pay, prior to delinquency, all taxes and other governmental charges against it or any of its property, as well as claims of any kind which, if unpaid, might become a Lien on any of its property; provided, however, that the foregoing shall not require the Borrower or any Subsidiary to pay any such tax or charge so long as it shall contest the validity thereof in good faith by appropriate proceedings and shall set aside on its books adequate reserves with respect thereto in accordance with GAAP.

	9.5	Maintenance of Existence, etc.  Maintain and preserve, and
(subject to Section 9.10) cause each Subsidiary to maintain and preserve, (a) its existence and good standing in the jurisdiction of its incorporation and (b) its qualification and good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary (except in those instances in which the failure to be qualified or in good standing does not have a Material Adverse Effect).

	9.6	Financial Covenants.  On a consolidated basis with its
Subsidiaries on a quarterly basis commencing September 30, 1998 and continuing quarterly thereafter:

	9.6.1	Fixed Charges Coverage Ratio.  Not permit the Fixed Charges
Coverage Ratio to be less than 2.00 to 1.00.

	9.6.2	Leverage Ratio.  Not permit the Leverage Ratio as of the
last day of each quarter through and including the quarter ending June 25, 1999 to exceed 1.75 to 1.00 and for each quarter thereafter, 1.50 to 1.00.

	9.6.3	Losses.  Not show losses for any two (2) consecutive
quarters, excluding losses on Borrower's investment in Plug Power.

	9.7	Limitations on Debt.  Not, and not permit any Subsidiary to, create, incur, assume or suffer to exist any Debt, except:

                    (a) obligations in respect of the Loan or any Letters of Credit;

                    (b)   other Debt due the Bank;

                    (c)   trade debt;

                    (d)   Debt of Guarantor owed to the Borrower;

                    (e) Debt of Subsidiaries (other than Guarantor) or Debt of Plug Power owed to Borrower in the aggregate in excess of $750,000 during any Fiscal Year, provided that Debt in excess of $750,000 will be permitted to the extent that the loans by Borrower are funded entirely with grant funds or equity offering proceeds;

                    (f) Up to $6,000,000 in bonds (the "Bonds") for the benefit of the Borrower by the Town of Colonie Industrial Development Agency;

                    (g)   Subordinated Debt.

	9.8	Liens.  Not, and not permit any Subsidiary to, create or
permit to exist any Lien on any of its real or personal properties, assets or rights of whatsoever nature (whether now owned or hereafter acquired), except:

                    (a) Liens for taxes or other governmental charges not at the time delinquent or thereafter payable without penalty or being contested in good faith by appropriate proceedings and, in each case, for which it maintains adequate reserves;

                    (b) Liens arising in the ordinary course of business (such as (i) Liens of carriers, warehousemen, mechanics and materialmen and other similar Liens imposed by law and (ii) Liens incurred in connection with worker's compensation, unemployment compensation and other types of social security (excluding Liens arising under ERISA) or in connection with surety bonds, bids, performance bonds and similar obligations) for sums not overdue or being contested in good faith by appropriate proceedings and not involving any deposits or advances or borrowed money or the deferred purchase price of property or services, and, in each case, for which it maintains adequate reserves;

                    (c)   Liens identified in Schedule 9.8;

                    (d) Liens that constitute purchase money security interests on any property securing debt incurred for the purpose of financing all or any part of the cost of acquiring such property, provided that any such Lien attaches to such property within 60 days of the acquisition thereof and such Lien attaches solely to the property so acquired;

                    (e) attachments, appeal bonds, judgments and other similar Liens, for sums not exceeding $250,000 arising in connection with court proceedings, provided the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

                    (f) easements, rights of way, restrictions, minor defects or irregularities in title and other similar Liens not interfering in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary; and

                    (g) Liens in favor of the Bank arising under the Loan Documents or otherwise.

                    (h) Liens granted to secure repayment of the Bonds or arising in connection with construction of the Project being financed with the Bonds.

	9.9	Mergers, Consolidations, Sales.  Not, and not permit any
Subsidiary to, be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any receivables.

	9.10	Modification of Organizational Documents.  Not permit the
Certificate of Incorporation, By-Laws or other organizational documents of the Borrower or any Subsidiary to be amended or modified in any way which might reasonably be expected to materially adversely affect the interests of the Bank.

	9.11	Use of Proceeds.  Use the proceeds of the Loans solely to
finance the Borrower's working capital and to make advances to Plug Power, provided, however, that advances to Plug Power shall be limited to $1,000,000 (exclusive of the $750,000 permitted at Section 9.7 herein). As a condition to any advance of Loan proceeds to Plug Power, Borrower must demonstrate to the Bank that the total of all Loans and Letters of Credit outstanding are seventy (70%) percent or less of Borrower's Acceptable Accounts. If at any time this requirement is not met, Borrower must either (i) demand and receive payment of said advances from Plug Power or (ii) reduce the aggregate amount of Loans and Letter of Credit to a level that will allow the condition to be met. Borrower will not use or permit any proceeds of any Loans to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of "purchasing or carrying" any Margin Stock.

	9.12	Further Assurances.  Take, and cause each Subsidiary to
take, such actions as are necessary, or as the Bank may reasonably request, from time to time (including the execution and delivery of guaranties, security agreements, pledge agreements, financing statements and other documents, the filing or recording of any of the foregoing, and the delivery of stock certificates and other collateral with respect to which perfection is obtained by possession) to ensure that the obligations of the Borrower hereunder and under the other Loan Documents are secured by (i) substantially all of the assets of the Borrower and guaranteed by all of the Subsidiaries (including, promptly upon the acquisition or creation thereof, any Subsidiary acquired or created after the date hereof) by execution of a counterpart of the Guaranty and
(ii) the obligations of the Guarantor under the Guaranty are secured as required hereunder.

	9.13	Transactions with Affiliates.  Not, and not permit any
Subsidiary to, enter into, or cause, suffer or permit to exist any transaction, arrangement or contract with any of its other Affiliates(other than the Borrower and its Subsidiaries) which is on terms which are less favorable than are obtainable from any Person which is not one of its Affiliates.

	9.14	Employee Benefit Plans.  Maintain, and cause each Subsidiary to maintain, each Pension Plan in substantial compliance with all applicable requirements of law and regulations.

	9.15	Environmental Matters.  (a) If any material Release or
Disposal of Hazardous Substances shall occur or shall have occurred on any real property or any other assets owned, leased or operated by either the Borrower or any Subsidiary, the Borrower shall, and shall cause the applicable Subsidiary to, cause the prompt containment and removal of such Hazardous Substances and the remediation of such real property or other assets as necessary to comply in all material respects with all Environmental Laws and to preserve the value of such real property or other assets. Without limiting the generality of the foregoing, the Borrower shall, and shall cause each Subsidiary to, comply in a reasonable and cost-effective manner with any valid Federal or state judicial or administrative order requiring the performance at any real property owned, leased or operated by either the Borrower or any Subsidiary of activities in response to the Release or threatened Release of a Hazardous Substance except for the period of time that the Borrower or such Subsidiary is diligently and in good faith contesting such order.

                    (b) To the extent that the transportation of "hazardous waste" as defined by RCRA is permitted by this Agreement, the Borrower shall, and shall cause its Subsidiaries to, dispose of such hazardous waste only at licensed disposal facilities operating, to the best of the Borrower's or such Subsidiary's knowledge after reasonable inquiry, in compliance with Environmental Laws.

	9.16	Unconditional Purchase Obligations.  Not, and not permit
any Subsidiary to, enter into or be a party to any contract for the purchase of materials, supplies or other property or services, if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services; provided that the fore going shall not prohibit the Borrower or any Subsidiary from entering into options for the purchase of particular assets or businesses.

	9.17	Inconsistent Agreements.  Not, and not permit any Subsidiary to, enter into any agreement containing any provision which (a) would be violated or breached by any borrowing by the Borrower hereunder or by the performance by the Borrower or any Subsidiary of any of their obligations hereunder or under any other Loan Document or (b) would prohibit the Borrower or any Subsidiary from granting to the Bank, a Lien on any of their assets.

	9.18	Advances and Other Investments.  Not, and not permit any
Subsidiary to, make, incur, assume or suffer to exist any Investment in any other Person, except (without duplication) the following:

                    (a) the advances permitted pursuant to Section 9.7 and Section 9.11 herein;

                    (b) equity Investments existing on the Effective Date in Subsidiaries identified in Schedule 8.8; and

                    (c) the Guarantor's bank deposits in the ordinary course of business; provided that the aggregate amount of all such deposits (excluding amounts in payroll accounts or for accounts payable, in each case to the extent that checks have been issued to third parties) which are maintained with any bank other than the Bank shall not at any time exceed the amount(s) necessary for payroll plus $50,000;

provided, however, that no Investment otherwise permitted by clause (b) shall be permitted to be made if, immediately before or after giving effect thereto, any Event of Default or Unmatured Event of Default shall have occurred and be continuing.

	9.19	Maintenance of Property.  The Borrower shall, and shall
cause each Subsidiary to, maintain and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted.

	9.20	Performance of Obligations.  The Borrower shall, and shall
cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:

                    (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets; and

                    (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; unless, in each case, the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary.


	SECTION 10	EFFECTIVENESS; CONDITIONS OF LENDING, ETC.

	The obligation of the Bank to make its Loans is subject to the following conditions precedent:

	10.1	Initial Credit Extensions.  The obligation of the Bank to
make its initial Loan is, in addition to the conditions precedent specified in
Section 10.2, subject to the conditions precedent (and the date on which all such conditions precedent have been satisfied or waived in writing by the Bank is called the "Effective Date") that (a) the Bank shall have received all amounts which are then due and payable pursuant to Section 5 and (to the extent billed) Section 12.6, (b) the Bank shall have completed its due diligence of the Borrower and (c) the Bank shall have received all of the following, each duly executed and dated the Effective Date (or such other date as shall be satisfactory to the Bank), in form and substance satisfactory to the Bank.

	10.1.1	Note.  The Note.

	10.1.2	Resolutions. Certified copies of resolutions of the Board of
Directors of the Borrower authorizing or ratifying the execution, delivery and performance by the Borrower of this Agreement, the Note and the other Loan

Documents to which the Borrower is a party; and certified copies of resolutions of the Board of Directors of each Subsidiary which is to execute and deliver any Loan Document authorizing or ratifying the execution, delivery and performance by such Subsidiary of each Loan Document to which such Subsidiary is a party.

	10.1.3	Consents, etc.  Certified copies of all documents evidencing any necessary corporate action, consents and governmental approvals (if any) required for the execution, delivery and performance by the Borrower and each Subsidiary of the documents referred to in this Section 10.

	10.1.4	Incumbency and Signature Certificates.  A certificate of an
officer of the Borrower and each Subsidiary as of the Effective Date certifying the names of the officer or officers of such entity authorized to sign the Loan Documents to which such entity is a party, together with a sample of the true signature of each such officer (it being understood that the Bank may conclusively rely on each such certificate until formally advised by a like certificate of any changes therein).

	10.1.5	Guaranty.  The Guaranty executed by the Guarantor as of the
Effective Date and by any Subsidiary created or acquired after the Effective
Date.

	10.1.6	Security Agreements.  The Security Agreements executed by
the Borrower and the Guarantor as of the Effective Date and by any Subsidiary created or acquired after the Effective Date, together with evidence, satisfactory to the Bank, that all filings necessary to perfect the Bank's Lien on any collateral granted under the Security Agreements have been duly made and are in full force and effect.

	10.1.7	Opinion of Counsel for the Borrower and the Guarantor.  The
opinion of counsel to the Borrower and the Guarantor in all respects acceptable to the Bank and its counsel.

	10.1.8	Other.  Such other documents as the Bank may reasonably
request.

	10.2	Conditions.  The obligation of the Bank to make each Loan is subject to the following further conditions precedent that:

	10.2.1	Compliance with Warranties, No Default, etc.  Both before
and after giving effect to any borrowing the following statements shall be true and correct:
                    (a) the representations and warranties of the Borrower and the Guarantor set forth in this Agreement and the other Loan Documents shall be true and correct in all material respects with the same effect as if then made (except to the extent stated to relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);

                    (b) no litigation (including derivative actions), arbitration proceeding, labor controversy or governmental investigation or proceeding shall be pending or, to the knowledge of the Borrower, threatened against either the Borrower or any of its Subsidiaries which might reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document;

                    (c) no Event of Default or Unmatured Event of Default shall have then occurred and be continuing, and neither the Borrower nor any Subsidiary shall be in violation of any law or governmental regulation or court order or decree where such violation or violations singly or in the aggregate might reasonably be expected to have a Material Adverse Effect; and

                    (d)   there shall have been no change in the
          operations or financial condition of either the Borrower or its Subsidiaries that might reasonably be expected to have a Material Adverse Effect.

	10.2.2	Confirmatory Certificate.  If requested by the Bank, the
Bank shall have received a certificate dated the date of such requested Loan and signed by a duly authorized representative of the Borrower as to the matters set out in Section 10.2.1 (it being understood that each request by the Borrower for the making of a Loan shall be deemed to constitute a warranty by the Borrower that the conditions precedent set forth in Section 10.2.1 will be satisfied at the time of the making of such Loan, together with such other documents as the Bank may reasonably request in support thereof.


	SECTION 11	EVENTS OF DEFAULT AND THEIR EFFECT.

	11.1	Events of Default.  Each of the following shall constitute
an Event of Default under this Agreement:

	11.1.1	Non-Payment of the Loans, etc.  Default in the payment when
due of the principal of any Loan; or default, and continuance thereof for ten
(10) Business Days, in the payment when due of any interest, fee, or other amount payable by the Borrower hereunder or under any other Loan Document, or payable by the Borrower under any other credit arrangement with any Bank.

	11.1.2	Non-Payment of Other Debt.  Any default shall occur under
the terms applicable to any Debt of either the Borrower or any Subsidiary in an aggregate amount (for all such Debt so affected) exceeding $250,000 and such default shall (a) consist of the failure to pay such Debt when due (subject to any applicable grace period), whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable prior to its expressed maturity; provided, however, that this Section 11.1.2 shall not apply to trade debt.

	11.1.3	Other Material Obligations.  Default after any applicable
notice and cure periods in the payment when due, or in the performance or observance of, any material obligation of, or condition agreed to by, either the Borrower or any Subsidiary with respect to any material purchase or lease of goods or services where such default, singly or in the aggregate with other such defaults might reasonably be expected to have a Material Adverse Effect (except only to the extent that the existence of any such default is being contested by either the Borrower or such Subsidiary in good faith and by appropriate proceedings and appropriate reserves have been made in respect of such default).

	11.1.4	Bankruptcy, Insolvency, etc.  Either the Borrower or any
Subsidiary becomes insolvent or generally fails to pay, or admits in writing its inability or refusal to pay, debts as they become due; or either the Borrower or any Subsidiary applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for either the Borrower or such Subsidiary or any property thereof, or makes a general assignment for the benefit of creditors; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for either the Borrower or any Subsidiary or for a substantial part of the property of any thereof and is not discharged within 120 days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding (except the voluntary dissolution, not under any bankruptcy or insolvency law, of a Subsidiary), is commenced in respect to either the Borrower or any Subsidiary, and if such case or proceeding is not commenced by such Borrower or Subsidiary, it is consented to or acquiesced in by such Borrower or Subsidiary, or remains for 120 days undismissed; or the Borrower or any Subsidiary takes any corporate action to authorize, or in furtherance of, any of the foregoing.

	11.1.5	Non-Compliance with Provisions of This Agreement.  (a)
Failure by the Borrower to comply with or to perform any covenant set forth in
Section 9.6; or (b) failure by the Borrower to comply with or to perform any covenant set forth in Section 9.12 for 15 days after notice thereof to Borrower from the Bank; or (c) failure by the Borrower to comply with or to perform any other provision of this Agreement (and not constituting an Event of Default under any of the other provisions of this Section 11) and continuance of such failure described in this clause (b) for 30 days after notice thereof to Borrower from the Bank.

	11.1.6	Warranties.  Any warranty made by the Borrower to the Bank
is breached or is false or misleading in any material respect, or any schedule, certificate, financial statement, report, notice or other writing furnished by the Borrower to the Bank in connection herewith is false or misleading in any material respect on the date as of which the facts therein set forth are stated or certified.

	11.1.7	Pension Plans.  (i) Institution of any steps by the Borrower or any other Person to terminate a Pension Plan if as a result of such termination the Borrower could be required to make a contribution to such Pension Plan, or could incur a liability or obligation to such Pension Plan, in excess of $250,000; (ii) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA; or
(iii) there shall occur any withdrawal or partial withdrawal from a Multiemployer Pension Plan and the withdrawal liability (without unaccrued interest) to Multiemployer Pension Plans as a result of such withdrawal (including any outstanding withdrawal liability that the Borrower and the Controlled Group have incurred on the date of such withdrawal) exceeds $250,000.

	11.1.8	Judgments.  Final non-appealable judgments which exceed an
aggregate of $250,000 shall be rendered against the Borrower or any Subsidiary and shall not have been paid, discharged or vacated or had execution thereof stayed pending appeal within 30 days after entry or filing of such judgments.

	11.1.9	Invalidity of Guaranty, etc.  The Guaranty shall cease to be in full force and effect with respect to any Guarantor for a period of 15 days after notice thereof to Borrower from the Bank, any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of the Guaranty, or any Guarantor (or any Person by, through or on behalf of such Guarantor) shall contest in any manner the validity, binding nature or enforceability of the Guaranty with respect to such Guarantor.

	11.1.10	Invalidity of Collateral Documents, etc.  Any Collateral
Document shall cease to be in full force and effect with respect to the Borrower or any Guarantor for a period of 15 days after notice thereof to Borrower from the Bank or, the Borrower or any Guarantor shall fail (subject to any applicable grace period) to comply with or to perform any applicable provision of any Collateral Document to which such entity is a party, or the Borrower or any Guarantor (or any Person by, through or on behalf of the Borrower or Guarantor) shall contest in any manner the validity, binding nature or enforceability of any Collateral Document.

	11.1.11	Change in Control.  (a) Any Person or group of Persons
(within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, but excluding the executive managers of the Borrower as of the Effective Date) shall acquire beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of the outstanding shares of common stock of the Borrower; (b) during any 24-month period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower (together with any new directors whose election by said Board of Directors or whose nomination for election was approved by a vote of at least two-thirds of the directors who either were directors at beginning of such period or whose election or nomination was previously so approved) cease for any reason to constitute a majority of said Board of Directors; (c) a period of 60 consecutive days shall have elapsed during which any of the individuals named in Schedule 11.1.11A shall have ceased to hold executive offices with the Borrower at least equal in seniority to such individual's present offices, as set out in such Schedule 11.1.11, excluding any such individual who has been replaced by another individual or individuals reasonably satisfactory to the Bank (it being understood that any such replacement individual shall be deemed added to
Schedule 11.1.11 on the date of approval thereof by the Bank); or (d) a period of 60 consecutive days shall have elapsed during which all of the individuals named in Schedule 11.1.11B shall have ceased to be members of the Board of Directors.

	11.2	Effect of Event of Default.  If any Event of Default
described in Section 11.1.4 shall occur, the Commitment (if not theretofore terminated) shall immediately terminate and the Note and all other obligations hereunder shall become immediately due and payable all without presentment, demand, protest or notice of any kind; and, if any other Event of Default shall occur and be continuing, the Bank shall declare the Commitment (if not theretofore terminated) to be terminated and/or declare the Note and all other obligations hereunder to be due and payable whereupon the Commitment (if not theretofore terminated) shall immediately terminate and/or the Note and all other obligations hereunder shall become immediately due and payable all without presentment, demand, protest or notice of any kind. The Bank shall promptly advise the Borrower of any such declaration, but failure to do so shall not impair the effect of such declaration. Notwithstanding the foregoing, the effect as an Event of Default of any event described in Section
11.1.1 or Section 11.1.4 may be waived by the written concurrence of the Bank, and the effect as an Event of Default of any other event described in this
Section 11 may be waived by the written concurrence of the Bank.




	SECTION 12	GENERAL.

	12.1	Waiver; Amendments.  No delay on the part of the Bank in the exercise of any right, power or remedy shall operate as a waiver thereof, nor shall any single or partial exercise by any of them of any right, power or remedy preclude other or further exercise thereof, or the exercise of any other right, power or remedy. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Note shall in any event be effective unless the same shall be in writing and signed and delivered by the Bank and then any such amendment, modification, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

	12.2	Confirmations.  The Borrower and the Bank agree from time to time, upon written request received by it from the other, to confirm to the other in writing the aggregate unpaid principal amount of the Loans then outstanding under such Note.

	12.3	Notices.  Except as otherwise provided in Section 2.2.2,
all notices hereunder shall be in writing (including facsimile transmission) and shall be sent to the applicable party at its address shown on Schedule 12.3 or at such other address as such party may, by written notice received by the other parties, have designated as its address for such purpose. Notices sent by facsimile transmission shall be deemed to have been given when sent; notices sent by mail shall be deemed to have been given three Business Days after the date when sent by registered or certified mail, postage prepaid; and notices sent by hand delivery or overnight courier service shall be deemed to have been given when received. For purposes of Section 2.2.2, the Bank shall be entitled to rely on telephonic instructions from any person that the Bank in good faith believes is an authorized officer or employee of the Borrower, and the Borrower shall hold the Bank harmless from any loss, cost or expense resulting from any such reliance.

	12.4	Computations.  Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made, for the purpose of this Agreement, such determination or calculation shall, to the extent applicable and except as otherwise specified in this Agreement, be made in accordance with GAAP, consistently applied.

	12.5	Regulation U.  The Bank represents that it in good faith is
not relying, either directly or indirectly, upon any Margin Stock as collateral security for the extension or maintenance by it of any credit provided for in this Agreement.

	12.6	Costs, Expenses and Taxes.  The Borrower agrees to pay on
demand all reasonable out-of-pocket costs and expenses of the Bank (including the reasonable accounting fees, appraisal fees and fees and charges of counsel for the Bank of local counsel, if any, who may be retained by said counsel) in connection with the preparation, execution, delivery and administration of this Agreement the other Loan Documents and all other documents provided for herein or delivered or to be delivered hereunder or in connection herewith (including any amendments, supplements or waivers to any Loan Documents), and all reasonable out-of-pocket costs and expenses (including reasonable accounting fees, appraisal fees and attorneys' fees, court costs and other legal expenses and allocated costs of staff counsel) incurred by the Bank after an Event of Default in connection with the enforcement of this Agreement, the other Loan Documents or any such other documents, except as otherwise determined by a court of competent jurisdiction. In addition, the Borrower agrees to pay, and to save the Bank harmless from all liability for, (a) any stamp or other taxes (excluding income taxes and franchise taxes based on net income) which may be payable in connection with the execution and delivery of this Agreement, the borrowings hereunder, the issuance of the Note or the execution and delivery of any other Loan Document or any other document provided for herein or delivered or to be delivered hereunder or in connection herewith and (b) any fees of the Borrower's auditors in connection with any reasonable exercise by the Bank of their rights pursuant to Section 9.2. All obligations provided for in this
Section 12.6 shall survive repayment of the Loans, cancellation of the Note and any termination of this Agreement.

	12.7	Subsidiary References.  The provisions of this Agreement
relating to Subsidiaries shall apply only during such times as the Borrower has one or more Subsidiaries.

	12.8	Captions.  Section captions used in this Agreement are for
convenience only and shall not affect the construction of this Agreement.

	12.9	Governing Law.  This Agreement and each Note shall be a
contract made under and governed by the internal laws of the State of New York. Whenever possible each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement. All obligations of the Borrower and rights of the Bank expressed herein or in any other Loan Document shall be in addition to and not in limitation of those provided by applicable law.

	12.10	Counterparts.  This Agreement may be executed in any number
of counterparts and by the different parties hereto on separate counterparts and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Agreement.

	12.11	Successors and Assigns.  This Agreement shall be binding
upon the Borrower, the Bank and their respective successors and assigns, and shall inure to the benefit of the Borrower, the Bank and the successors and assigns of the Bank.

	12.12	Indemnification by the Borrower.

                    (a) In consideration of the execution and delivery of this Agreement by the Bank and the agreement to extend the Commitment provided hereunder, the Borrower hereby agrees to indemnify, exonerate and hold the Bank and each of the officers, directors, employees, Affiliates and agents of the Bank (each a "Bank Party") free and harmless from and against any and all actions, causes of action, suits, losses, liabilities, damages and expenses, including reasonable attorneys' fees and charges and reasonable allocated costs of staff counsel (collectively, for purposes of this Section 12.12, called the "Indemnified Liabilities"), incurred by the Bank Parties or any of them as a result of, or arising out of, or relating to (i) any tender offer, merger, purchase of stock, purchase of assets or other similar transaction financed or proposed to be financed in whole or in part, directly or indirectly, with the proceeds of any of the Loans, (ii) the use, handling, release, emission, discharge, transportation, storage, treatment or disposal of any hazardous substance at any property owned or leased by the Borrower or any Subsidiary,
(iii) any violation of any Environmental Laws with respect to conditions at any property owned or leased by the Borrower or any Subsidiary or the operations conducted thereon, (iv) the investigation, cleanup or remediation of offsite locations at which the Borrower or any Subsidiary or their respective predecessors are alleged to have directly or indirectly disposed of hazardous substances or (v) the execution, delivery, performance or enforcement of this Agreement or any other Loan Document by any of the Bank Parties, except for any such Indemnified Liabilities arising on account of any such Bank Party's gross negligence or willful misconduct. If and to the extent that the foregoing undertaking may be unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the I ndemnified Liabilities which is permissible under applicable law. Nothing set forth above shall be construed to relieve any Bank Party from any obligation it may have under this Agreement.

                    (b) All obligations provided for in this Section 12.12 shall survive repayment of the Loans, cancellation of the Note, any foreclosure under, or any modification, release or discharge of any or all of the Collateral Documents and any termination of this Agreement.

	12.13	Forum Selection and Consent to Jurisdiction.  ANY LITIGATION
BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK OR IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT THE BANK'S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND OF THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF NEW YORK FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE. THE BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF NEW YORK. THE BORROWER HEREBY EXPRESSLY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT THE BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, THE BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

          12.14 Waiver of Jury Trial. THE BORROWER AND THE BANK HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY NOTE, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

	In witness whereof, the parties hereto have executed this instrument as of the day and year first above written.


                                       MECHANICAL TECHNOLOGY INCORPORATED


                                       By: /s/ C.Scheuer
                                           ---------------------------------
                                            Name:   Cynthia A. Scheuer
                                            Title:  Vice President and Chief
                                                    Financial Officer


                                       KEYBANK NATIONAL ASSOCIATION


                                       By: /s/ W.Palmer
                                           ---------------------------------
                                            Name:  William B. Palmer
                                            Title:  Vice President


STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF ALBANY    )

          On this 2nd day of September, 1998, before me the subscriber personally appeared Cynthia A. Scheuer, who being by me duly sworn, did depose and say; that she resides at Castleton, New York, that she is Vice President and Chief Financial Officer of Mechanical Technology Incorporated, the corporation described in and which executed the foregoing instrument;and that she signed her name thereto by order of the Board of Directors of said corporation.



                                              NOTARY PUBLIC


STATE OF NEW YORK   )
                    ) ss.:
COUNTY OF ALBANY    )

          On this 2nd day of September, 1998, before me the subscriber personally appeared William B. Palmer, who being by me duly sworn, did depose and say; that he resides Athens, New York, that he is a Vice President of KeyBank National Association, the corporation described in and which executed the foregoing instrument; and that he signed his name thereto by order of the Board of Directors of said corporation.


                                              NOTARY PUBLIC

                                 SCHEDULE 1.1


                               PRICING SCHEDULE


   The LIBOR Rate Margin shall be determined in accordance with the table below and the other provisions of this Schedule 1.1.


	Level I
	Level II
	Level III

LIBOR Rate Margin
	2.50%
	2.00%
	1.60%



Level I applies at any time when Level II or Level III do not apply.

Level II applies when the Leverage Ratio is equal to or less than 1.50 to 1.

Level III applies when (a) the Leverage Ratio is less than 1.50 to 1 and (b) the Borrower has operating revenues of at least $50,000,000.00.


   The applicable Level shall be adjusted, to the extent applicable, 45 days (or, in the case of the last Fiscal Quarter of any Fiscal Year, 120 days) after the end of each Fiscal Quarter based on the Ratios as of the last day of such Fiscal Quarter; provided that if the Borrower fail to deliver the financial statements required by Section 9.1.1 or 9.1.2, as applicable, and the related certificate required by Section 9.1.3 by the 60th day (or, if applicable, the 120th day) after any Fiscal Quarter, Level I shall apply until such financial statements are delivered.

                                 SCHEDULE 8.6(a)

                   LITIGATION AND CONTINGENT LIABILITIES


                                [TO BE PROVIDED]


                                SCHEDULE 8.6(b)

                             CONTINGENT PAYMENTS


                               [TO BE PROVIDED]

                                 SCHEDULE 8.8

                                 SUBSIDIARIES


Borrower owns 100% of Turbonetics Energy,Inc., Ling Electronics Limited and Ling Electronics, Inc.


                                 SCHEDULE 8.15

                            ENVIRONMENTAL MATTERS


                               [TO BE PROVIDED]


                                 SCHEDULE 8.17

                 COPYRIGHTS, PATENTS, TRADEMARKS AND LICENSES



                                 SCHEDULE 9.8

                                EXISTING LIENS


                               [TO BE PROVIDED]


                              SCHEDULE 11.1.11A

                                 EXECUTIVES


                       Name              Current Office(s)


                               [TO BE PROVIDED]


                              SCHEDULE 11.1.11B

                                  DIRECTORS

                              [TO BE PROVIDED]


                                SCHEDULE 12.3

                            ADDRESSES FOR NOTICES

                              [TO BE PROVIDED]